UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.         )

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☒	Soliciting Material Pursuant to §240.14a-12

Multimedia Games, Inc.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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INFORMATION REGARDING PARTICIPANTS

Multimedia Games, Inc., a Texas corporation (“Multimedia” or the “Company”), its directors and certain of its officers may be deemed to be participants in a solicitation of proxies in connection with a special meeting of Multimedia’s shareholders which may be called to consider proposals advanced by Liberation Investments, L.P., Liberation Investments, Ltd., Liberation Investment Group, LLC, and Emanuel R. Pearlman, the Chief Executive Officer and majority member of Liberation Investment Group, LLC (collectively, “Liberation Investments”). Each of the directors and officers of Multimedia who may be deemed to be participants in the solicitation are listed below, together with the number of shares of Multimedia’s common stock beneficially owned by each such participant as of September 20, 2006. Descriptions of Multimedia’s director compensation policy, Mr. Lind’s compensation as Chief Executive Officer and President of Multimedia and other interests of the listed participants follow the description of beneficial stock ownership.

Participant	Title	Shares Beneficially Owned (1)
Clifton E. Lind	Director, President and Chief Executive Officer	2,152,686(2)
Michael J. Maples, Sr.	Director, Chairman of the Board	57,500(3)
John M. Winkelman	Director	220,000(4)
Robert D. Repass	Director	172,500(5)
Thomas W. Sarnoff	Director	140,000(6)
Randy S. Cieslewicz	Interim Chief Financial Officer and Vice President of Tax, Budget, and Corporate Compliance	80,075(7)

(1) Unless otherwise indicated, each of the listed individuals possesses sole voting and investment power with respect to the shares beneficially owned. Shares of common stock subject to stock options which are currently exercisable or will become exercisable within 60 days after September 20, 2006 are included in the listed number of shares beneficially owned by each individual.

(2) Consists of (i) 995,852 shares owned by Mr. Lind, (ii) options to purchase 1,077,334 shares that were exercisable within 60 days after September 20, 2006, (iii) 27,000 shares held in various retirement accounts, and (iv) 52,500 shares held by the Lind Family Partnership.

(3) Consists of (i) 10,000 shares owned by Mr. Maples and (ii) options to purchase 47,500 shares that were exercisable within 60 days after September 20, 2006.

(4) Consists of options to purchase 220,000 shares that were exercisable within 60 days after September 20, 2006.

(5) Consists of options to purchase 172,500 shares that were exercisable within 60 days after September 20, 2006.

(6) Consists of options to purchase 140,000 shares that were exercisable within 60 days after September 20, 2006.

(7) Consists of (i) 6,325 shares owned by Mr. Cieslewicz and (ii) options to purchase 73,750 shares that were exercisable within 60 days after September 20, 2006.

Director Compensation

Multimedia maintains a plan to compensate the non-employee members of its board of directors (currently Messrs. Maples, Sarnoff, Repass and Winkleman) for their services as directors, including serving on committees of the board. Under the director compensation plan, each of Multimedia’s non-employee directors, receives $37,500 per year, except for the Chairman of the Board (Mr. Maples), who receives $75,000 per year. In addition, each non-employee director receives $500 for each board meeting attended in person and $250 for each board meeting attended by telephone. Non-employee directors also receive the following amounts for serving on committees of the board of directors:

Audit Committee. Mr. Maples (Committee Chairman), Mr. Repass and Mr. Winkelman are the members of the Audit Committee. The members of the Audit Committee each receive an additional $15,000 per year for serving on the Audit Committee, except for the Chairman of the Audit Committee, who receives

$25,000 per year for serving on the Audit Committee as its chairman. Each Audit Committee member also receives $400 for each Audit Committee meeting attended in person and $200 for each Audit Committee meeting attended by telephone.

Nominating and Governance Committee. Mr. Winkleman (Committee Chairman), Mr. Maples, Mr. Repass and Mr. Sarnoff are the members of the Nominating and Governance Committee. The members of the Nominating and Governance Committee each receive an additional $10,000 per year for serving on the Nominating and Governance Committee, except for the Chairman of the Nominating and Governance Committee, who receives an additional $10,000 per year for serving on the Nominating and Governance Committee as its chairman. Each Nominating and Governance Committee member also receives $400 for each Nominating and Governance Committee meeting attended in person and $200 for each Nominating and Governance Committee meeting attended by telephone.

Compensation Committee. Mr. Sarnoff (Committee Chairman) and Mr. Winkelman are the members of the Compensation Committee. The members of the Compensation Committee each receive $5,000 per year for serving on the Compensation Committee, except for the Chairman of the Compensation Committee, who receives $10,000 per year for serving on the Compensation Committee as its chairman. Each Compensation Committee member also receives $400 for each Compensation Committee meeting attended in person and $200 for each Compensation Committee meeting attended by telephone.

Other Committees of the Board of Directors. The members of any other committee of the board of directors which may be established from time to time each receive an additional $5,000 per year for serving on any such committee, except for the chairman of any such committee, who receives $10,000 per year for serving on such committee as its chairman. Each member of any such committee also receives $400 for each meeting of such committee attended in person and $200 for each meeting of such committee attended by telephone.

Each sitting outside director also typically receives an option grant on an annual basis for 10,000 shares of common stock that will vest six months from the date of grant. The underlying shares are subject to restrictions which prevent the sale of such shares. These restrictions on the sale lapse with respect to 25% of the shares annually, subject to acceleration provisions described below beneath the heading “Stock Option Agreements”.

Employment Agreement with Clifton E. Lind

Multimedia is party to an Executive Employment Agreement with Mr. Lind to provide for Mr. Lind’s service as Multimedia’s President and Chief Executive Officer. A copy of Mr. Lind’s Executive Employment Agreement is attached as an exhibit to Multimedia’s Form 10-K filed December 14, 2004 for the fiscal year ended September 30, 2004. The agreement provides that Mr. Lind will receive an annual base salary of $450,000 and will be eligible to receive incentive compensation on an annual basis as determined by the Compensation Committee, based upon a performance review of Mr. Lind performed by the Compensation Committee. The agreement also specifies that Mr. Lind will be eligible to receive all customary and usual fringe and other benefits generally available to Multimedia’s executive officers, in accordance with the terms and conditions of any applicable benefit plans, including group health, life and disability insurance and participation in Multimedia’s 401(k) plan.

In the event that Mr. Lind’s employment is terminated without cause, Mr. Lind terminates his employment for good reason or Mr. Lind or Multimedia terminate his employment for any reason within 12 months after a change of control, subject to Mr. Lind’s observance of the surviving terms of the agreement and Mr. Lind’s execution of a full general release, Mr. Lind will receive (i) his base salary for 18 months, in equal monthly installments, following the date of termination, (ii) one year of his projected incentive compensation pro rated for the percentage of the year that has elapsed as of the date of such termination, and (iii) full acceleration of the vesting of any unexercised or unvested stock options that he holds. “Cause” is defined in Mr. Lind’s Executive Employment Agreement as: (i) theft, material dishonesty, or intentional falsification of any employment or Company records; (ii) improper and intentional disclosure of the Company’s confidential or proprietary information that materially harms the Company; (iii) any action which has a materially detrimental effect on the Company’s reputation or business; (iv) Mr. Lind’s failure or inability to perform his duties (other than for reasons of physical or mental incapacity), after written notice from the Company and a reasonable opportunity to cure, in accordance with the policies and decisions of the board of directors; (v) Mr. Lind’s conviction (including any plea of guilty or nolo contendere) for any criminal act that materially impairs his ability to perform his duties for the Company; or (vi) a material breach of the agreement by Mr. Lind which is not cured within 30 days of receipt by Mr. Lind of reasonably detailed written notice from the Company. “Good reason” is defined in Mr. Lind’s Executive Employment Agreement as: (i) a material breach of Mr. Lind’s Executive Employment Agreement, following written notice delivered to the Company and a reasonable opportunity, not to exceed 14 days, for the Company to cure; (ii) any substantial diminution of Mr. Lind’s authority, duties, or responsibility; (iii) a Change of Control (as defined in the agreement and described below); or (iv) a change in Mr. Lind’s employment duties with the Company such that Mr. Lind is required to relocate outside of the Austin, Texas metropolitan area in connection with his employment with the Company. “Change of Control” is defined in Mr. Lind’s Executive Employment Agreement as any one of the following occurrences: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of the securities of the Company representing 50% or more of (A) the outstanding shares of common stock of the Company or (B) the combined voting power of the Company’s then-outstanding securities; (ii) the sale or disposition of all or substantially all of the Company’s assets (or any transaction having similar effect is consummated); (iii) the Company is party to a merger or consolidation that results in the holders of voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iv) a liquidation or dissolution of the Company.

In the event that Mr. Lind voluntarily resigns as President and Chief Executive Officer, for any reason, Mr. Lind will receive his base salary for 18 months, in equal monthly installments, following the date of termination and one year of his projected incentive compensation. Upon the termination of Mr. Lind’s employment for any reason, Mr. Lind will be prohibited from (i) working for, providing assistance to, or investing in (subject to certain exceptions) any business that is competitive with that of Multimedia for a period of 18 months, (ii) soliciting any of Multimedia’s customers, prospective customers or disparaging Multimedia for a period of 12 months, (iii) soliciting any of Multimedia’s employees for a period of 18 months, and (iv) disclosing any of Multimedia’s confidential information.

Stock Options Agreements

The Company’s stock option agreements with its non-employee directors provide that in the event of a change of control of Multimedia or a change in the composition of Multimedia’s board of directors occurring within a two year period, as a result of which fewer than a majority of the directors are incumbent directors, and the Company is acquired, any remaining restrictions on the sale of shares of the Company’s common stock purchased by the directors pursuant to the exercise of stock options covered by the agreements shall immediately lapse. “Change of Control” is defined in the non-employee directors’ stock option agreements as: (i) any merger or consolidation of the Company (other than a merger or consolidation to change the place of domicile of the Company) where the Company is not the surviving entity, (ii) sale of all or substantially all of the Company’s assets, (iii) dissolution of the Company or (iv) the acquisition by any person or group of affiliated persons of at least 51% of the Company’s voting stock. “Incumbent Directors” are defined in the non-employee directors’ stock option agreements as directors who either (i) are directors of the Company as of date of the respective option agreement or (ii) are elected, or nominated for election, to the board of directors with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of director to the Company’s board of directors).

The Company’s stock option agreements with Mr. Cieslewicz provide for full vesting of all unvested shares in the event of a change of control of the Company. Change of control has the same definition in Mr. Cieslewicz’s stock option agreements as in the non-employee directors’ stock option agreements.

As described above, Multimedia’s stock option agreements with Mr. Lind for his unvested stock options pursuant to Multimedia’s 2001 Stock Option Plan also provide for full vesting of all unvested shares subject to such options upon Mr. Lind’s termination without cause, the termination by Mr. Lind of his employment for good reason or the termination by Mr. Lind or Multimedia of his employment for any reason within 12 months after a change of control. The terms “good reason,” “change of control” and “cause” have the same meaning under Mr. Lind’s stock option agreements as under his Executive Employment Agreement.

Additional information about the directors and officers of Multimedia named above will be included in Multimedia’s proxy statement to be filed in connection with the special meeting of stockholders, if called.

ADDITIONAL IMPORTANT INFORMATION

Multimedia will file a proxy statement in the event Liberation Investments and its affiliates succeed in calling a special shareholder meeting. Multimedia shareholders are strongly advised to read the proxy statement, the accompanying proxy card and other relevant documents Multimedia files with the Securities and Exchange Commission when the documents become available because the documents will contain important information.

Shareholders will be able to obtain the proxy statement and other relevant documents free of charge at the internet website maintained by the Securities and Exchange Commission at www.sec.gov or by contacting Multimedia at 206 Wild Basin Rd, Bldg B, Suite 400, Austin, Texas 78746, attention: Investor Relations, telephone: (512) 334-7500. In addition, copies of the documents may be requested by contacting Multimedia’s proxy solicitor, Mackenzie Partners, Inc., at (800) 322-2885 or by email at proxy@mackenziepartners.com.